BARK Announces Appointment of Larry Bodner to Board of Directors
Mr. Bodner Brings Over 35 Years of Consumer-Packaged Goods Experience to BARK
NEW YORK – September 20, 2023 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel dog brand with the mission to Make All Dogs Happy, today announced that Larry Bodner has joined the Company’s Board of Directors (the “Board”), effective immediately.
Mr. Bodner brings over 35 years of operational and financial experience spanning the consumer-packaged goods industry, and currently serves as Chief Executive Officer of Bulletproof 360, a functional nutrition and wellness company. He is also a member of the Board of Directors of Hostess Brands, where he has served as a Director since 2016.
“Larry brings extensive leadership experience across the CPG industry and has consistently demonstrated his ability to build and grow consumer brands,” said Matt Meeker, Chief Executive Officer. “Having served as the Chief Financial Officer of Big Heart Pet, which was acquired by The J.M. Smucker Company for $6 billion in 2015, he also brings valuable expertise in the pet consumables space. Collectively, his operational and industry experience will be a valuable addition to the team, and I am thrilled to welcome him to our Board.”
“Having spent the majority of my career fostering the growth and profitability of leading consumer brands, I am eager to join the talented team at BARK,” said Mr. Bodner. “The team has built an incredible brand, and its early success in expansive categories like consumables presents significant long-term opportunity. I look forward to working with Matt and the rest of the Board to help BARK realize its full potential.”

About Larry Bodner
Mr. Bodner is a highly experienced operational and financial executive who currently serves as Chief Executive Officer of Bulletproof 360, a functional nutrition and wellness company, a role he has held since 2019. Prior to that, Mr. Bodner was the Co-Founder and Chief Financial Officer of Sovos Brands (NASDAQ: SOVO), a food company known for brands including Rao’s Homemade and Noosa Yoghurt. Previously, Mr. Bodner served as the Chief Financial Officer of Big Heart Pet, the producer and distributor of brands such as Milk-Bone, Kibbles ‘n Bits, and Meow Mix. In 2015, Mr. Bodner helped lead the sale of Big Heart Pet to The J.M. Smucker Company for $6 billion. Mr. Bodner has also held roles at The Walt Disney Company and Procter & Gamble. Mr. Bodner currently serves as a member of the Board of Directors of Hostess Brands (NASDAQ: TWNK). He holds an MBA from Duke University and a BA from Dickinson College.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at shop.BARK.co for more information.
Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com